SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 30, 2004

SOURCE DIRECT HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

NEVADA

   333-69414

  98-0191489

(State or Other Jurisdiction

(Commission

(IRS Employer

of Incorporation)

File Number)

Identification No.)

2345 North Woodruff Avenue, Idaho Falls, Idaho

   83401

     (Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code:  (877) 529-4114

ITEM 5.  OTHER EVENTS

Marden Agreement

On March 18, 2004, and on March 25, 2004, we disclosed that we had entered into a Distribution Agreement dated March 17, 2004, with Marden Distributing, Inc., an Arkansas corporation with an approved vendor status with Wal-Mart, Sam’s Club, and ACE Hardware.  Although the agreement grants to Marden the exclusive right to distribute our products to these retail outlets, there is no assurance that Marden will be able to obtain purchase orders for our products from these sources.  Management believes that the value of the agreement with Marden is in the ability of Marden to present our products to these retailers much quicker and at less expense than we could directly.  Management has learned that national retailing chains will not consider selling products unless the products are furnished by an approved vendor and that the process of obtaining an approved vendor status with national retail chains such as Wal-Mart, Sam’s Club, and ACE Hardware requires substantial time and expense.  Management believes that the ability of Marden as an approved vendor to present our products to these national chains will reduce the cost to the company to otherwise present its products to the persons at these retail chains who could decide whether to order our products for sale in their stores.

Management, through Marden, is actively pursuing meetings with representatives of Wal-Mart and ACE Hardware to present our products for distribution by them.  As a result of our agreement with Marden, we have had initial contact with representatives of ACE Hardware and have been able to schedule meetings with representatives of Wal-Mart for our core products during June 2004.  Also during May 2004 we are scheduled to furnish samples of our automotive products to Wal-Mart for evaluation.  However, there is no assurance that as a result of these meetings either Wal-Mart or ACE Hardware will place purchase orders for our products.  There is also no assurance that our products, if accepted, would be sold through all stores nation-wide or limited to regions or certain stores.  Our negotiations with these stores are in the early stages and should not be viewed as indicative of being able to reach final agreements with these retailers.  We have not received any purchase orders for our products from these retail outlets and presently have no firm commitment or understanding with these retail companies for our products.

Our agreement with Marden is exclusive in the sense that no one else can market Simply Wow™ Stain Pen™, and derivatives of these products such as our engine cleaner, upholstery cleaner, and wheel cleaner, to Wal-Mart, Sam’s Club, and ACE Hardware.  The initial period of exclusivity expires September 13, 2004.  Thereafter, continued exclusivity will be based upon negotiated quarterly goals set by us and Marden based upon prior sales and market penetration, if any, of our products into these retail outlets and existing commercial standards at the time the goals are set.

The agreement is for an initial term of three years and is automatically renewable for another three years unless canceled prior to the expiration of the initial period.  Thereafter the agreement is renewable from year-to-year and is cancelable upon sixty days’ notice.  We have agreed to pay Marden a flat percentage fee based on the gross “sell-in” price to each retailer based on the wholesale cost of the goods sold to the retailer plus the flat percentage amount.  Marden has agreed to pay all of the costs and expenses associated with the marketing and distribution of the products to the retailers.  We have agreed to maintain product liability insurance, which we currently have in place, and to hold Marden harmless from any liability associated with the use of our products.

The receipt of purchase orders from Wal-Mart, ACE Hardware, or any other large retailer, raises the risk for us being able to produce adequate quantities of our products in a timely manner to meet delivery requirements and our ability to fund such production.  We believe that the production facility which has agreed to manufacture our product would be adequate to produce our products in sufficient quantities to meet any anticipate future needs.  We also believe other production facilities are available upon similar terms if for any reason the current facility could not meet demand for production.  We also believe sufficient quantities of raw materials for our products are reasonably available such that production would not be unreasonably delayed, although we do not have any contracts for production of these raw materials.  We have not secured any form of financing for significant production of our product.  We will attempt to secure funding either from private sources or through a bank loan or factoring arrangement.  There is no assurance that we will be able to obtain any of these sources of financing, or that if we could obtain it that the financing terms would be favorable to the company.  Because of our size and limited funding, we believe we would not have significant strength in these negotiations.  In addition, any private financing could include the issuance of additional shares of our common stock at prices below our current market price.  The result of such a transaction could be to further dilute the percentage ownership interest of existing shareholders, or could have a depressive effect on the market price of our stock.

Product Testing

We have had limited independent tests conducted on two of our products, Simply Wow™ and our private label automotive vinyl cleaning product.  The first test was conducted on Simply Wow™ and we received a test report dated August 12, 2003.  The testing facility evaluated and rated Simply Wow both as a carpet cleaner and as an all purpose cleaner.

Carpet Cleaning.  For carpet cleaning tests, Simply Wow™ was compared to Resolve, Woolite Foam Carpet Cleaner Heavy Traffic, and Spot Shot.  The report stated: “The Simply Wow™ product compared favorably to Resolve, Woolite and Spot Shot.”  The testing facility conducted its tests by placing a small amount of transmission fluid, red wine, and nail polish on separate squares of light-colored carpet and visually reviewing the results of cleaning.  Each product was applied three times to each stain and compared as to its ability to remove the stain.

*

After its third application, Simply Wow™ as able to remove 70% of the transmission fluid stain, as compared to 85% by Woolite and Resolve, and 80% by Spot Shot.

*

After the second application of Simply Wow™ on the red wine stain, it was able to remove 100% of the stain.  After second applications, Woolite and Resolve removed 95% of the stain and removed 99% of the stain on the third application.  Spot Shot removed 99% of the stain on the second application and 100% on the third application.

*

After the third application of Simply Wow™ on the nail polish stain, it removed 65% of the stain, compared to Woolite which removed 10%, Resolve which removed 5%, and Spot Shot which removed 40% of the stain.

All Purpose Cleaning.  For the all-purpose cleaner performance tests, Simply Wow™ was compared to Orange Clean, Fantastik, and Formula 409.  The test was limited to the ability of these products to remove Bic pen, marker, and red crayon and grease from a painted wall.  The report states:  “The Simply Wow product was more effective on all of the stains compared to the Orange Clean, Fantastik and Formula 409 products.  No damage was noted on the painted wall.”  Simply Wow™ was also compared to these products for the ability to remove cooked-on grease from an enamel stovetop.  The report stated:  “All four products were equally effective in removing the baked-on grease.  No streaking was noted with any of the products.”

Automotive Vinyl Cleaning Product.  The second independent test was conducted on our private label automotive vinyl cleaner and we received a test report dated October 2, 2003.  The testing facility evaluated our product compared to Armor All on the basis of appearance, pH, percent of solids, and performance.  Testing of the performance of the two products was completed by spraying each product on vinyl and rubber, allowing the sample to soak in for ten minutes, and then wiping the remaining liquid off with a paper towel.  While both products produce foam after shaking, the foam in our product remained long after shaking as compared to the foam in Armor All which dispersed quickly.  The pH and percentage of solids in our product was lower than in Armor All, and both products adequately cleaned and shined vinyl and rubber.  The report concluded that aside from the physical differences in the products, our brand compared to Armor All in performance.

While management believes that our products compare favorably in performance with other products, the level of independent testing performed to date has been limited in scope, primarily because of our limited funding.  Also, our products may not outperform all other products in each instance.  For example, Simply Wow™ did not outperform the other products in removal of transmission fluid and was found only equally effective in removing baked-on grease.  Likewise the automotive vinyl cleaner was equal to, but did not outperform, Armor All.

Our products are subject to the risk that additional independent testing would not be favorable if our products were compared to other products on other stains or on other surfaces.  As an example, prior to the development of the Stain Pen™ Simply Wow™ was tested by an independent facility at the request of a prospective client for use as a laundry cleaner.  The tests concluded that Simply Wow™, when diluted to meet testing requirements, did not work as well as other laundry cleaners which lead to the development by us of the Stain Pen™ to remove stains from laundry.  This product has only been tested in-house.  Management has also conducted in-house testing on all of our products on many types of stains and on other surfaces, but presently does not intend to seek further independent testing of its existing products.  Management believes the products are safe and effective when used as directed.  However, the in-house testing of our products should not be deemed indicative or conclusive that our products would compare favorably if additional tests were conducted by independent facilities or that independent testing facilities would reach the same results as our in-house tests.

We are also subject to risk that existing or new manufacturers could develop new or better products than the ones offered by us.  While we devote a portion of our funds to on-going research and development, the amount of our funding in this area is extremely limited when compared to the manufacturers of products which compete with ours.  Management believes that most other companies in the household cleaning industry are significantly better funded than are we and devote significantly more funds to developing new, or improving existing, products which compete with ours.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Source Direct Holdings, Inc.

Date: April 30, 2004

By __/s/ Deren Z. Smith__________

Deren Z. Smith, President